Designated Filer:	MONARCH ALTERNATIVE CAPITAL LP
Issuer & Ticker Symbol:	Arch Coal, Inc. [ARCH]
Date of Event Requiring Statement:	October 5, 2016

Explanation of Responses:

(1)	Shares received as part of a distribution in respect of an aggregate of $265,561,004 of bank debt cancelled in bankruptcy reorganization of ARCH.
(2)	This Form 4 is being filed on behalf of Monarch Alternative Capital LP, a Delaware limited partnership (“MAC”), MDRA GP LP, a Delaware limited partnership (“MDRA GP”), and Monarch GP LLC, a Delaware limited liability company (“Monarch GP”). MAC serves as the investment advisor to the Funds (as defined below). MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP may be deemed to indirectly beneficially own shares held directly by the Funds and disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.
(3)	Common Stock held by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands corporation (“MASMF”).
(4)	Common Stock held by Monarch Capital Master Partners III LP, a Cayman Islands limited partnership (“MCMP III”).
(5)	Common Stock held by MCP Holdings Master LP, a Cayman Islands limited partnership (“MCPH”).
(6)	Common Stock held by Monarch Debt Recovery Master Fund Ltd, a Cayman Islands corporation (“MDRF”)
(7)	Common Stock held by P Monarch Recovery Ltd., a British Virgin Islands corporation (“P Monarch”, and together with MASMF, MCMP III, MCPH and MDRF, the “Funds”).